Exhibit 4.11

June 19, 2013

GeNO LLC

45 First Ave.

Waltham, MA 02451

Re:	Additional Investment in GeNO

Gentlemen:

The undersigned has agreed to provide additional funding to GeNO LLC (“GeNO”) on the terms and conditions applicable to additional equity financing that GeNO plans to seek from third parties (the “New Equity Investment”). It is understood that the terms of the New Equity Investment have not yet been finalized.

Additional funds advanced to GeNO by the undersigned on or after the date hereof shall be treated as loans to GeNO with interest at the rate of ten percent (10%) per year, and the loan balances together with accrued interest, will be converted to equity in GeNO on the terms and conditions of the New Equity Investment at the time that the New Equity Investment is completed.

Please indicate your agreement with the foregoing by signing the enclosed copy of this letter where indicated below and returning it to the undersigned.

Sincerely,

/s/ Kurt A. Dasse
Kurt A. Dasse

AGREED:

GENO LLC

By:	/s/ David H. Fine
David H. Fine, CEO

August 12, 2013

GeNO LLC

45 First Ave.

Waltham, MA 02451

Re:	Additional Investment in GeNO

Gentlemen:

The amounts identified below shall be treated as loans to GeNO LLC from the dates of the amounts advanced, as contemplated by the letter agreement between GeNO and the undersigned dated June 19, 2013.

Advance on 6/19/13:	200,000.00
Interest on advance through 8/23/13	3,561.64

203,561.64

Please indicate your agreement with the foregoing by signing the enclosed copy of this letter where indicated below and returning it to the undersigned.

Sincerely,

/s/ Kurt A. Dasse
Kurt A. Dasse

AGREED:

GENO LLC

By:	/s/ David H. Fine
David H. Fine, CEO